EXHIBIT 99.1


Date:       November 8, 2005
Contact:    Joe L. Powers, Executive Vice President
            P.O. Box 141000
            Nashville, TN  37214-1000
            Phone:  (615) 902-1300
            Fax:    (615) 883-6353
Website:    www.thomasnelson.com


               THOMAS NELSON ANNOUNCES SECOND QUARTER (FY2006)
                             AND SIX MONTH RESULTS

Nashville, TN.   November 8, 2005.  Thomas Nelson, Inc. (NYSE: TNM) today
announced its financial results for the second quarter of FY 2006, the period ended September 30, 2005:

Net revenue for the three months ended September 30, 2005 was $67.7 million compared to $61.9 million in the prior year. This 9% gain brought net revenue for the fiscal year's first six months to $113.3 million versus $110.9 million a year ago, for a 2% increase year-to-date.

Net income for the quarter was $6.9 million compared to $6.4 million in the prior year, up 8%. For the six months, net income was $7.6 million compared to $8.3 million in the prior year's comparable period, a decline of 8%.

Earnings per share in the second fiscal quarter were $0.46 basic and $0.45 diluted compared to $0.44 and $0.43, respectively, in the prior year. For the six months through September 30, 2005 earnings per share were $0.51 basic and $0.50 diluted compared to $0.57 and $0.55 respectively, in the prior year.

Commenting on the period's results, Michael S. Hyatt, Chief Executive Officer, noted: "We remain on track to deliver stronger financial results as the year progresses. Our product release schedule is heavily weighted toward the third and fourth quarters of this year, and, to a great extent, our results will be shaped by that. The 9% revenue gain in the second quarter shows, I believe, that we're establishing some good sales momentum, and I think we can build on that in the coming quarters."

"While I am confident that we will do our part in producing improved results this year, there are several factors beyond our control that may exert some pressure on us. Without question, the unusually punishing hurricane season
- which still has a few weeks to go - had an impact on consumer behavior in a geographic market that's important to us. We lost several weeks of sales opportunity in the region, but we're seeing a strong rebound. Perhaps because some people turn to faith in times of adversity, there is also a need to replace Bibles and other important items that may have been lost or damaged in the storms."

"A second consideration," according to Mr. Hyatt "is higher energy prices.
This will likely result in people making fewer shopping trips, as well as depress the amount of discretionary income available. This appears not to have been a major problem for us to date. Our sales through general-market book stores and, separately, through religious book stores, are holding up. But it's something we're watching with interest."

"Our Women of Faith conference and merchandise sector gives us a direct insight into consumer sentiment," noted Mr. Hyatt. "This business requires participants to travel - typically by car, to tap into their discretionary-spending budgets, and to consider purchasing books and other materials almost on impulse. So far this year, our results here show solid gains, plus, our newest conference series, called 'Revolve,' the same as our 'Biblezine' for young women, is off to a good start."

"The quarter's strong sales performance reflects several very successful titles from our Nelson Books imprint," stated Mr. Hyatt. "'The Total Money Makeover,' by Dave Ramsey, was released two years ago but got a big boost in the recent quarter, thanks to the author's appearance on 'Oprah' and '60 Minutes.' This was our best selling work in the period, and it was one of three Nelson titles that appeared simultaneously on the New York Times bestseller list."

Mr. Hyatt continued: "Titles such as this, as well as 'Here's Johnny!,' Ed McMahon's recollections of the late-night TV icon, have helped us increase our presence in secular bookstores. In fact, our Rutledge Hill imprint, which is aimed squarely at the general market, had a terrific quarter, thanks in large measure to 'Here's Johnny!' I am convinced we can continue to show good gains in the general market while keeping our primary position as the leading supplier to the Christian bookselling industry."

"Looking ahead," said Mr. Hyatt, "We expect Max Lucado's 'Cure for the Common Life' will perform well in our traditional markets, and 'The Great Physician's Rx,' by Jordan Rubin, which is the author's fourth book, and his first with us, will find broad appeal across all our markets. Our relatively new business imprint is about to release John Maxwell's '360 Degree Leader,' his first leadership-focused book since 'Leadership 101,' three years ago," noted
Mr. Hyatt. "Those are among the strongest titles from our release schedule for the third quarter."

"We're especially excited about the recently announced fourth-quarter release of 'The Journey: Living by Faith in an Uncertain World,' by Billy Graham," said Mr. Hyatt. "Dr. Graham is, without question, the most renowned and influential evangelist over the past 100 years, and Thomas Nelson is proud to have the trade-book rights to many of his works, including this one, which may be his most important."

Thomas Nelson, Inc. will host a conference call related to this earnings release at 1:30 p.m. CST on Tuesday, November 8, 2005. Individuals may listen to the call by dialing (800) 474-8920. The conference I.D. number for the call is 4555578. The live broadcast of Thomas Nelson's quarterly conference call will be available online by going to www.thomasnelson.com/news and at www.streetevents.com. The online replay will be available shortly after the call and continue through November 16, 2005.

This news release includes certain forward-looking statements (all statements other than those made solely with respect to historical fact) and the actual results may differ materially from those contained in the forward-looking statements due to known and unknown risks and uncertainties. Any one or more of several risks and uncertainties could account for differences between the forward-looking statements that are made here and the actual results, including with respect to our sales, profits, liquidity and capital position. These factors include, but are not limited to: softness in the general retail environment or in the markets for our products; the timing and acceptance of products being introduced to the market; the level of product returns experienced; the level of margins achievable in the marketplace; the collectibility of accounts receivable; the recoupment of royalty advances; the effects of acquisitions or dispositions; the financial condition of our customers and suppliers; the realization of inventory values at carrying amounts; our access to capital; the outcome of any Internal Revenue Service audits; and the realization of income tax and intangible assets. These conditions cannot be predicted reliably, and the Company may adjust its strategy in light of changed conditions or new information. Thomas Nelson disclaims any obligation to update forward-looking statements.

Thomas Nelson, Inc. is a leading publisher and distributor of products emphasizing Christian, inspirational and family value themes and believes it is the largest publisher of Bibles and inspirational products. For more information, visit our website www.thomasnelson.com.

Thomas Nelson's Common stock and Class B Common stock are listed on the New York Stock Exchange (TNM-NYSE).

                                   ###

                     THOMAS NELSON, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (000's omitted, except per share data, unaudited)

                                        Three Months Ended    Six Months Ended
                                          September 30,         September 30,
                                       ------------------    ------------------
                                         2005      2004        2005      2004
                                       -------    -------    --------  --------
Net revenues                           $67,697    $61,902    $113,256  $110,910
Costs and expenses:
   Cost of goods sold                   38,649     35,133      65,938    64,071
   Selling, general & administrative    17,342     15,541      33,846    31,826
   Depreciation & amortization             727        626       1,454     1,215
                                       -------    -------    --------  --------
  Total costs and expenses              56,718     51,300     101,238    97,112
                                       -------    -------    --------  --------
Operating income                        10,979     10,602      12,018    13,798
Other income (expense)                     115         82         402       149
Interest expense                            27        182         165       402
                                       -------    -------    --------  --------
Income from continuing operations
     before income taxes                11,067     10,502      12,255    13,545
Provision for income taxes               4,110      4,044       4,559     5,215
Minority interest                            2          1           3         2
                                       -------    -------    --------  --------
Income from continuing operations        6,955      6,457       7,693     8,328

Discontinued operations:
   Loss on disposal,
     net of applicable taxes               (42)       (33)        (83)      (33)
                                       -------    -------    --------  --------
Net income                             $ 6,913    $ 6,424    $  7,610  $  8,295
                                       =======    =======    ========  ========
Weighted average number of shares
    Basic                               14,890     14,619      14,855    14,679
                                       =======    =======    ========  ========
    Diluted                             15,266     15,056      15,259    15,175
                                       =======    =======    ========  ========
Net income per share, Basic:
    Income from continuing operations  $  0.47    $  0.44    $   0.52  $   0.57
    Loss from discontinued operations      -          -         (0.01)      -
                                       -------    -------    --------  --------
    Net income per share               $  0.46    $  0.44    $   0.51  $   0.57
                                       =======    =======    ========  ========
Net income (loss) per share, Diluted:
    Income from continuing operations  $  0.46    $  0.43    $   0.50  $   0.55
    Loss from discontinued operations      -          -         (0.01)      -
                                       -------    -------    --------  --------
    Net income per share               $  0.45    $  0.43    $   0.50  $   0.55
                                       =======    =======    ========  ========


                     THOMAS NELSON, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                          (000's omitted, unaudited)

                                                        Three Months Ended
                                                           September 30,
                                                        -------------------
                                                          2005       2004
                                                        --------   --------
ASSETS
   Current assets:
     Cash and cash equivalents                          $ 25,310   $ 22,344
     Accounts receivable, less allowances of
        $7,382 and $7,383, respectively                   55,142     49,755
     Inventories                                          40,928     39,153
     Prepaid expenses                                     23,782     17,467
     Deferred tax assets                                   4,797      4,923
                                                        --------   --------
   Total current assets                                  149,959    133,642

   Property, plant and equipment, net                     18,682     13,117
   Other assets                                           11,700      9,665
   Deferred charges                                        1,614      1,486
   Intangible assets                                       2,013        814
   Goodwill                                               29,304     29,304

                                                        --------   --------
TOTAL ASSETS                                            $213,272   $188,028
                                                        ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities:
     Accounts payable                                   $ 26,795   $ 23,859
     Accrued expenses                                     10,748      9,284
     Deferred revenue                                     12,045      9,429
     Dividends payable                                       748        734
     Income taxes currently payable                        4,955      5,176
     Current portion of long-term debt                     1,154      2,308
                                                        --------   --------
   Total current liabilities                              56,445     50,790

   Long-term debt, less current portion                      -        1,154
   Long-term taxes payable                                22,592     21,290
   Deferred tax liabilities                                  911      1,021
   Other liabilities                                         487        844
   Minority interest                                          16         11
 Shareholders' equity                                    132,821    112,918
                                                        --------   --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $213,272   $188,028
                                                        ========   ========